                                                                                                    Exhibit 99.1
Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES SECOND QUARTER 2006 EARNINGS

BIRMINGHAM, Alabama (August 1, 2006) Protective Life Corporation (NYSE: PL) today reported results for the second quarter of 2006.  Highlights include:

•
Net income increased 38.2% to $0.94 per diluted share, compared to $0.68 per share in the second quarter of 2005. Included in the current quarter’s net income were net realized investment losses of $0.01 per share, compared to net realized investment losses of $0.22 per share one year ago.

•
Operating income increased to $0.95 per diluted share, compared to $0.90 per share in the second quarter of 2005. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $70.2 million, an increase of 17.4% over the second quarter of 2005. Life insurance sales were $53.5 million compared to $69.7 million in the prior year’s quarter.

•
Pretax operating income in the Annuities segment was $6.2 million in the current quarter compared to $8.1 million in the prior year. Annuity sales were $217.8 million, an increase of 44.1% over the prior year’s quarter.

•	The Stable Value Products segment reported pretax operating income of $11.8 million in the second quarter of 2006 compared to $13.5 million in the same period last year.

•	The Asset Protection segment reported pretax operating income of $8.9 million, an increase of 41.5% over the prior year’s quarter.

•	Participating mortgage income increased to $9.2 million from $6.7 million in the second quarter of 2005.

•
As of June 30, 2006, share-owners’ equity per share, excluding accumulated other comprehensive income, was $31.37 compared with $28.14 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $29.23 compared with $33.02 a year ago.

•	Operating income return on average equity for the twelve months ended June 30, 2006 was 12.9%.

•	Net income return on average equity for the twelve months ended June 30, 2006 was 13.4%.

•
At June 30, 2006, below investment grade securities were less than four percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“Our effort in the second quarter was focused on the completion of the Chase Insurance Group acquisition, which was completed in early July. This is the most significant acquisition in the Company’s history, and we are very excited about the opportunities it provides to grow earnings in our Acquisitions segment and our ongoing life and annuity marketing operations. We have re-established a solid competitive position in the term insurance market, and we expect to see our term application count and sales build as the year progresses. Sales of universal life products fell as expected as a result of pricing actions necessitated by AG38. We plan to introduce new, more competitive UL products in the fourth quarter, which should put us back in a solid competitive position. Sales of fixed annuities increased during the quarter, and we expect to benefit in the second half from new sales through the Chase retail system. We reported another strong quarter in the Asset Protection segment, and the completion of the Western General acquisition is expected to be immediately accretive to earnings. We experienced lower unallocated investment income in the Corporate and Other segment as a result of the redeployment of capital to our operating lines. Overall, we continue to believe that we are positioned to benefit from our recent acquisitions, new product offerings and expanding distribution capacity. Although industry issues remain challenging, we see many opportunities to expand sales and grow our franchise.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

SECOND QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

	2Q2006	2Q2005

Operating income	$67,719	$63,412
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(778)	(15,381)
Net Income	$66,941	$48,031

($ per share; net of income tax)
	2Q2006	2Q2005

Operating income	$0.95	$0.90
Realized investment gains (losses) and
related amortization
Investments	0.04	0.05
Derivatives	(0.05)	(0.27)
Net Income	$0.94	$0.68

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	2Q2006	2Q2005

LIFE MARKETING	$51,225	$38,332
ACQUISITIONS	18,958	21,473
ANNUITIES	6,150	8,145
STABLE VALUE PRODUCTS	11,800	13,484
ASSET PROTECTION	8,904	6,292
CORPORATE AND OTHER	6,848	9,380
	$103,885	$97,106

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	2Q2006	2Q2005

Operating income before income tax	$103,885	$97,106
Realized investment gains (losses)
Stable Value Contracts	710	2,085
Annuities	1,598	1,474
Corporate and Other	(1,284)	(22,983)
Less: periodic settlements on derivatives
Corporate and Other	674	2,960
Related amortization of deferred policy acquisition costs
Annuities	(1,549)	(1,280)
Income before income tax	$102,686	$73,442

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures) for the Annuities segment was $6.2 million for the second quarter of 2006 and $8.3 million in the second quarter of 2005. Income before income tax for the Stable Value segment was $12.5 million for the second quarter of 2006 compared to $15.6 million for the second quarter of 2005. Income before income tax for the Corporate and Other segment was $4.9 million for the second quarter of 2006 and a loss of $16.6 million for the second quarter of 2005.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	2Q2006	2Q2005

LIFE MARKETING	$53.5	$69.7
ANNUITIES	217.8	151.2
STABLE VALUE PRODUCTS	124.5	451.8
ASSET PROTECTION	136.2	127.4

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $51.2 million in the quarter, an increase of 33.6% over the prior year’s quarter. The current quarter included positive unlocking of deferred policy acquisition costs (“DAC”) related to universal life products partially offset by unfavorable mortality and certain one-time expenses in non-core marketing operations. The net effect of these items increased earnings approximately $10.8 million. The remainder of the increase is primarily attributable to higher investment income due to the related growth in life insurance reserves and growth in business in-force due to strong sales in prior periods.

Life insurance sales were $53.5 million for the quarter compared to $69.7 million in the second quarter of 2005. Term insurance sales in the current quarter were up 33.0% to $35.7 million. Universal life insurance sales in the second quarter of 2006 were $17.7 million compared to $42.8 million in the prior year’s quarter.

ACQUISITIONS: Pretax operating income in the Acquisitions segment was $19.0 million for the second quarter of 2006 compared to $21.5 million in the second quarter of 2005. The decrease in the quarter is primarily attributable to the run-off of the in-force block and lower investment income. Mortality was favorable by approximately $0.9 million, approximately $0.3 million less favorable than the same period last year.

ANNUITIES: Pretax operating income in the Annuities segment was $6.2 million in the second quarter of 2006 compared to $8.1 million in the second quarter of 2005. The prior year’s quarter included $5.0 million of positive DAC unlocking related to the fixed annuity portfolio. Excluding the positive DAC unlocking in the prior year’s quarter, the increase is primarily attributable to the increase in interest spreads, higher fees and lower DAC amortization. Mortality was $1.6 million unfavorable in the current quarter and was unchanged from the prior year’s quarter.

Total annuity sales increased 44.1% to $217.8 million in the second quarter of 2006. Variable annuity sales were $81.2 million in the second quarter of 2006 compared to $90.3 million in the second quarter of 2005. Fixed annuity sales were $136.6 million in the second quarter of 2006 compared to $60.8 million in the prior year’s quarter. Included in fixed annuity sales for the second quarter of 2006 and 2005 were indexed annuity sales of $29.0 million and $6.6 million, respectively. Annuity account balances were $5.8 billion as of June 30, 2006.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $11.8 million in the second quarter of 2006 compared to $13.5 million in the second quarter of 2005. Spreads narrowed to 82 basis points in the second quarter of 2006 from 95 basis points in the second quarter of 2005. The decrease in spreads is attributable to higher credited interest. Average account balances ended the quarter at $5.9 billion, an increase of approximately $0.1 million over the same period in the prior year.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $8.9 million for the second quarter of 2006 compared to $6.3 million in the prior year’s quarter. The improvement over the prior year’s quarter is primarily attributable to higher volumes and lower loss ratios.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $6.8 million in the second quarter of 2006 compared to $9.4 million in the second quarter of 2005. The decrease is primarily attributable to an increase in interest expense and corporate overhead, partially offset by higher participating mortgage income and investment income on unallocated capital and improved results in certain run-off lines. Total participating mortgage income was $9.2 million in the second quarter of 2006 compared to $6.7 million in the prior year’s quarter. Investment income on unallocated capital was $21.2 million compared to $18.3 million in the second quarter of 2005. Interest expense increased $4.2 million in the second quarter of 2006 compared to the prior year’s quarter.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on August 2, 2006 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-895-1549 (international callers 1-785-424-1057 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern August 2 until midnight August 9. The recording may be accessed by calling 1-800-925-9527 (international callers 1-402-220-5388).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern August 2 until midnight August 9.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures, and the cumulative effect of change in accounting principle. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of June 30, 2006)

Total share-owners’ equity per share	$29.23
Less: Accumulated other comprehensive income per share	(2.14)

Total share-owners’ equity per share excluding accumulated other comprehensive income	$31.37

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended June 30, 2006 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended June 30, 2006, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2006

($ in thousands)

Numerator:

	Three Months Ended
	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	June 30, 2006	Rolling Twelve Months Ended June 30, 2006

Net income	$69,891	$68,562	$72,137	$66,941	$277,531
Net of:
Realized investment gains (losses), net of income tax
Investments	2,347	1,704	(113)	4,222	8,160
Derivatives	4,980	(3,772)	9,092	(3,556)	6,744
Related amortization of deferred policy acquisition costs,
net of income tax benefit	(105)	(684)	---	(1,007)	(1,796)
Add back:
Derivative gains related to Corp. debt and investments
net of income tax	1,805	1,281	865	437	4,388
Operating Income	$64,474	$72,595	$64,023	$67,719	$268,811

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2005	$2,299,265	$339,778	$1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
Total			$10,386,829
Average			$2,077,366
Operating Income Return on Average Equity			12.9%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2006

($ in thousands)

Numerator:

Net income - three months ended September 30, 2005	$69,891
Net income - three months ended December 31, 2005	68,562
Net income - three months ended March 31, 2006	72,137
Net income - three months ended June 30, 2006	66,941
Net income - rolling twelve months ended June 30, 2006	$277,531

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2005	2,299,265	339,778	$1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
Total			$10,386,829
Average			$2,077,366
Net Income Return on Average Equity			13.4%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business; equity market volatility could negatively impact the Company’s business; a deficiency in the Company’s systems could result in over or underpayments of amounts owed to or by the Company and/or errors in the Company’s critical assumptions or reported financial results; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; the Company is exposed to potential risks from recent legislation requiring companies to evaluate their internal controls over financial reporting; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; the financial services industry is sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; the Company’s investments are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy; the Company is dependent on the performance of others; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners; the Company’s ability to grow depends in large part upon the continued availability of capital; and new accounting rules or changes to existing accounting rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461